CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Mission West Properties, Inc. Post-Effective Amendment No. 1 to Form S-4 on Form S-3 (File No. 333-52835-99) and Form S-3 (File No. 333-41203) of our reports dated January 29, 1999, on our audits of the consolidated financial statements and financial statement schedule of Mission West Properties, Inc. as of December 31, 1998 and 1997, and for the years ended December 31, 1998, November 30, 1997 and 1996 and the one month period ended December 31, 1997, which reports are included in this Annual Report on Form 10-K.



PricewaterhouseCoopers LLP

San Francisco, California
March 30, 1999